UNITED STATES DISTRICT COURT
                          DISTRICT OF CONNECTICUT


UR ACQUISITION CORPORATION and      :
UNITED RENTALS, INC.,               :
                                    :
                        Plaintiffs, :     CIVIL ACTION NO.
                                    :     399CV00625(DJS)
            -against-               :
                                    :
JAMES L. KIRK, RENTAL SERVICE       :
CORPORATION, and NATIONSRENT, INC., :
                                    :     June 4, 1999
                        Defendants. :


                 REPLY MEMORANDUM OF LAW IN SUPPORT OF MOTION
                  TO DISMISS AMENDED COUNTERCLAIMS III AND IV
                        OF RENTAL SERVICE CORPORATION

            At the May 19th hearing, this Court streamlined the issues relating to whether Rental Service has stated a claim under Section 8 of the Clayton Act with respect to United Rentals' proposed slate of nominees to Rental Service's board of directors by requesting that the nominees "aver in a disclosure any and all relationships of a beneficial, equitable or business nature between these nominees" and United Rentals. (Complete Transcript of May 19, 1999 Hearing Before the Court, at 26-27) (hereinafter Transcript). The Court unequivocally instructed Rental Service that it should review the declarations, which were filed on May 28, 1999, and by June 2, 1999, either: (i) amend its Section 8 counts alleging that those nominees, who are neither officers nor directors of United Rentals, violate the Clayton Act, assuming it has a good faith basis to do so; or (ii) withdraw its amended counterclaims. (Transcript at 35-36). Because the allegations in the amended counterclaims did not challenge the current nominees being proposed for the Rental Service board, the Court also expressly stated it would not allow Rental Service to "engage in discovery" on these claims without an appropriate pleading. (Transcript at 22-23). Ignoring the Court's instruction, Rental Service filed a brief captioned "Memorandum in Response to [United Rentals'] Nominee Affidavits" ("Rental Service Brief") asking for "authority" to depose each of the nine nominees. As discussed below, Rental Service's request should be denied and United Rentals' Motion to Dismiss should be granted because Rental Service has shown absolutely no basis for its Clayton Act claims, let alone to take the discovery it seeks. To hold otherwise would be to sanction an impermissible "fishing expedition . . . to determine if there is some basis, however farfetched, to prosecute a claim." Lyeth v. Chrysler Corp., 929 F.2d 891, 899 (2d Cir. 1991).

                           PRELIMINARY STATEMENT

            United Rentals' arguments as to why the amended counterclaims fail to state a claim under the antitrust laws are fully briefed in its moving papers. (See United Rentals' Memorandum of Law in Support of Motion to Dismiss Amended Counterclaims of Rental Service Corporation (filed April 29, 1999); see also Memorandum of Law in Opposition to Rental Service Corporation's Motion for a Preliminary Injunction (filed May 13, 1999)). As this Court recognized at the May 19th hearing, United Rentals "committed .
 . . that the old board members would never be part of the new board." (Transcript at 18). United Rentals memorialized that commitment with a Stipulation, which it sent to Rental Service.(1) That Stipulation states, in relevant part:

      URI will not nominate the following individuals for election to RSC's board of directors and such individuals will not serve on RSC's board of directors: a) Bradley S. Jacobs, Richard J. Heckmann, Wayland R. Hicks, John N. Milne, Michael J. Nolan or Gerald Tsai, Jr. or b) any other URI officer, director or employee.

(Draft Stipulation and Order P. 1, attached hereto as Exhibit 1).
-------------
(1) Rental Service has not signed the Stipulation or provided United Rentals with comments since receiving it on May 27, 1999.

            Since the commitment and Stipulation moot the need for this Court to review the legality under the Clayton Act of the preliminary slate of nominees, "the only theory that [Rental Service] can go on would be the Square D theory of agency." (Transcript at 19). While recognizing that Square D Co. v. Schneider S.A., 760 F. Supp. 362 (S.D.N.Y. 1991), is a district court opinion and "not binding," the Court went to great lengths to point out on May 19 that, unlike the amended counterclaims in this case, which do not even mention the proposed nominees, generically or by name, the complaint in the Square D case contained "very specific allegations." (Transcript at 19-20) (emphasis added). This Court went to on to state that "I will allow you to amend your complaint, but you have to have specificity of some magnitude or some specificity ala the Square D case that you cite. This is a fact specific complaint." (Transcript at 22).

            Without waiving its contention that Section 8 is very clear on its face and prohibits only "officer and director" interlocks and not "agency" relationships, United Rentals agreed to obtain declarations from each of the nine nominees it has proposed for the Rental Service board attesting to the fact that they have no relationship of a "beneficial, equitable or business nature" with United Rentals. (Transcript at 25, 27, 33). United Rentals obtained declarations from each of the nine nominees identifying "[a]ny and every blood, contractual, marriage, significant other, or business relationship, contractually or beneficial, with any of these people and the takeover corporation and any of the officers and directors." (Transcript at 31). As those declarations make abundantly clear, there is not a single relationship between any of the nominees and United Rentals that even the most expansive reading of the Square D decision would cover. (See May 26, 1999, Declaration of William E. Aaron, at P. P. 1-7; May 26, 1999, Declaration of David A. Bronner, at P. P. 1-7; May 26, 1999, Declaration of Richard N. Daniel, at P. P. 1-7; May 26, 1999, Declaration of Peter Gold, at P. P. 1-7; May 26, 1999, Declaration of Stephanie R. Joseph, at P. P. 1-7; May 26, 1999, Declaration of David C. Katz, at P. P. 1-7; May 26, 1999, Declaration of Elliot H. Levine, at P. P. 1-7; May 26, 1999, Declaration of Jeffrey M. Parker, at P. P. 1-7; May 26, 1999, Declaration of Raymond S. Troubh, at P. P. 1-8). Accordingly, Rental Service should do what its counsel said it would do under these circumstances and just "walk away." (Transcript at 35).


                                  ARGUMENT

I.    THE PROPOSED NOMINEES HAVE NO BUSINESS
      RELATIONSHIP WITH UNITED RENTALS

            Rental Service argues that the nine declarations should somehow be discounted because they are "conclusory," do not "reveal any factual basis for such conclusions," are "written in the present tense," and "'protest too much' because they deny any relationship at all." (Rental Service Brief at 2-3). However, as demonstrated below and in the sworn declarations filed with the Court, none of the nominees has or has had a relationship with United Rentals.(2)
-------------
(2) As the Square D court noted, "Section 8 would not be implicated where a competitor seeks the election of an 'agent' whose only purpose is to consummate a takeover and who does not otherwise have a business relationship--such as that of an officer, director or employee--with the firm promoting his election." 760 F. Supp. at 367.

            First, the declarations are each sworn to under penalty of perjury. While it may be "incredibl[e]" to Rental Service that Mr. Troubh, a leading business figure in the United States, has sworn that he never discussed United Rentals with Mr. Tsai, whom he knows from serving on the board of a beverage company, those are the facts, whether Rental Service likes it or not. Similarly, to suggest that the nominees, all of whom are highly regarded business persons, would carefully craft their declarations to avoid stating that they had a "historic business relationship that was terminated just prior to the candidates' nomination" is offensive. (Rental Service Brief at 3). Moreover, each individual has also identified in their declarations and in United Rentals' Schedule 14A Consent Solicitation Statement, filed with the Securities and Exchange Commission on May 13, 1999, their business experience during at least the last five years.

            Second, and despite Rental Service's characterization, the declarations do not "protest too much," but rather set forth in the broadest terms possible the extent of any relationship between the nominee and his or her family, on the one hand, and United Rentals, on the other. It was the Court that said the nominees "could respond . . . summarily" by putting in a "a statement by them under oath at least that they -- they and none of their immediate family are employed by or have a business relationship with this corporation or any of its officers and directors." (Transcript at 30). This is exactly what the nominees did, namely to file a statement under oath addressing each and every relationship they or their family has with United Rentals. If there is no relationship whatsoever, it is difficult to state its scope in anything other than "conclusory" terms.

            Finally, Rental Service states that the "affidavits do not disclose that David A. Bonner's [sic] law firm (Katten Muchin & Zavis) performed an extensive amount of work for [United Rental's] Chairman and CEO Bradley Jacobs and his predecessor company, United Waste." (Rental Service Brief at 3). Rental Service says that "[i]ndeed, none of the affidavits address a former or current relationship between the nominees and United Waste, even though this issue was expressly raised at the May 19, 1999 hearing." (Rental Service Brief at 3). What Rental Service fails to mention was that in response to Rental Service's attempt to get into this very issue of relationships with "predecessor" companies, this Court specifically said "[t]hat wouldn't be appropriate unless there is some tie-in to United Wastes." (Transcript at 32). Indeed, United Waste was a different company in a different industry and, in any event, is now part of a major public company traded on the New York Stock Exchange. (See Form 8-K of United Waste Systems, Inc., filed September 23, 1997 (attached hereto as
Exhibit 2); see also 1998 Form 10-K of Waste Management, Inc., filed March 30, 1999 (attached hereto as Exhibit 3)). Moreover, Section 8 is an antitrust statute designed to eliminate the potential for an interlocking officer or director of two competing companies to act as a conduit for a conspiracy between those companies. (See generally United Rentals' Memorandum of Law in Support of Motion to Dismiss Amended Counterclaims of Rental Service Corporation at 17-20 (filed April 29, 1999); see also Memorandum of Law in Opposition to Rental Service Corporation's Motion for a Preliminary Injunction at 5-6 (filed May 13, 1999)). Even under Square D, a relationship between Mr. Bronner, his law firm and a waste hauling company no longer in existence can hardly form the basis for an agreement in restraint of trade with an equipment rental company.

II.   WITHOUT A PROPERLY PLEADED CLAIM,
      THERE SHOULD BE NO FURTHER DISCOVERY

            This Court made it clear that it was not going to allow discovery without an amended pleading. The declarations also make it crystal clear that there is no basis for such an amendment. Any discovery in this context is nothing more than a "fishing expedition . . . to determine if there is some basis, however farfetched, to prosecute a claim." Lyeth, 929 F.2d at 899 (in action to confirm arbitration award, discovery was properly denied when defendant was merely engaging in a fishing expedition to find some basis for arguing that arbitrator was biased); see also Hofer v. Mack Trucks, Inc., 981 F.2d 377, 380 (8th Cir.
1992) ("Some threshold showing of relevance must be made before parties are required to open wide the doors of discovery."). Indeed, in order to be entitled to discovery, Rental Service must pay "the price of entry . . . [which] is for the plaintiff to allege a factual predicate concrete enough to warrant further proceedings." DM Research, Inc. v. College of American Pathologists, 170 F.3d 53, 55 (1st Cir. 1999); see also LaMar Printing, Inc. v. Minuteman Press Int'l, Inc., 1981-1 Trade Cas. P. 64,034, at 76,349 (N.D. Ga. 1981) ("The court is of the firm belief that facts necessary to state a cause of action must be stated in the complaint and that a plaintiff should not be allowed to file a suit and then conduct discovery to see if he, in fact, has a case."). In any event, the declarations have already given Rental Services much more in terms of discovery than it is entitled to, especially given the fact that its pleading does not even mention a single nominee by name, let alone challenge any of the nominees under Section 8 of the Clayton Act.

                                 CONCLUSION

            Rental Service has not amended its pleadings to allege that any of the independent nominees violates Section 8 of the Clayton Act because it cannot do so, even under the broadest reading of Section 8. Rental Service is not entitled to discovery and its amended counterclaims should be dismissed.


                        PLAINTIFFS-COUNTER DEFENDANTS UR ACQUISITION
                        CORPORATION and UNITED RENTALS, INC. and COUNTER-DEFENDANTS BRADLEY S. JACOBS, RICHARD J.
                        HECKMANN, WAYLAND R. HICKS, JOHN N. MILNE,
                        MICHAEL J. NOLAN AND GERALD TSAI, JR.

                        By: /s/ Robin L. Smith
                            -------------------------------------------
                            Thomas J. Groark, Jr. (ct04245)
                            Richard M. Reynolds (ct06124)
                            Philip S. Wellman (ct09636)
                            Robin L. Smith (ct13345)
                            DAY, BERRY & HOWARD LLP
                            City Place I
                            Hartford, Connecticut  06103
                            (860) 275-0100

OF COUNSEL:

Jay B. Kasner (ct05025)
Clifford H. Aronson (ct20258)
Steven J. Kolleeny (ct20257)
SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
919 Third Avenue
New York, New York  10022
(212) 735-3000



                           CERTIFICATE OF SERVICE

            I hereby certify that a copy of the foregoing has been served on the following counsel and parties this date, via overnight courier:

Marc W. Rappel, Esquire
LATHAM & WATKINS
633 West Fifth Street
Suite 4000
Los Angeles, CA  90071

Joseph B. Frumkin, Esquire
SULLIVAN & CROMWELL
125 Broad Street
New York, NY  10004

and via hand delivery to:

William H. Champlin III, Esquire
Mark V. Connolly, Esquire
TYLER, COOPER & ALCORN, LLP
CityPlace I - 35th
Floor Hartford, CT 06103-3488

Robert A. Izard, Esquire
Bradford S. Babbitt, Esquire
ROBINSON & COLE LLP
280 Trumbull Street
Hartford, CT  06103-3597

                                       /s/  Robin L. Smith
                                       -------------------------
                                            Robin L. Smith